N-SAR Item 77 c re: submission of matters to a vote of security holders.

2010 PROXY RESULTS

Sub-Item 77c
(a)	March 9, 2010, special meeting for the Domini European Social Equity Fund and Domini PacAsia Social Equity Fund (each an “Acquired Fund”)
(b)	not applicable
(c)
The proposal to approve an Agreement and Plan of Reorganization providing for the (i) acquisition of all the assets and the assumption of the liabilities of each Acquired Fund in exchange for shares of Domini International Social Equity Fund to be distributed to the shareholders of each Acquired Fund, and (ii) the subsequent liquidation and dissolution of each Acquired Fund was approved as follows:

Domini European Social Equity Fund:

	dollars voted	% of dollars voted
For	$33,984,308	96.26%
Against	$848,877	2.41%
Abstain	$469,072	1.33%

Domini PacAsia Social Equity Fund:

	dollars voted	% of dollars voted
For	$12,485,241	97.31%
Against	$247,023	1.93%
Abstain	$98,584	0.77%

All tabulations are rounded to the nearest whole number.

(d) not applicable